[logo]  TERRA                                              Terra Industries Inc.
                                                               600 Fourth Street
                                   Exhibit 99.1                    P.O. Box 6000
                                                       Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                         Telefax: (712) 277-7383
                                                         www.terraindustries.com
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                                      NEWS
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For immediate release                                    Contact: Mark Rosenbury
                                                                  (712) 279-8756

       TERRA NITROGEN COMPANY, L.P. PLANS TO RESTART BLYTHEVILLE FACILITY

Sioux City, Iowa (September 16, 2003)--Terra Nitrogen Company, L.P. (TNCLP) (NYSE symbol: TNH) announced plans to resume ammonia and urea production at its Blytheville, Ark., facility on or around October 1, 2003. Blytheville suspended production on July 1, 2003 because of continuing high natural gas prices and the seasonal decline in nitrogen fertilizer demand and prices. TNCLP recorded a $40.7 million charge for the impairment of Blytheville's long-lived assets in the 2003 second quarter because TNCLP's general partner concluded that future market conditions may not justify the ongoing investment in the maintenance and replacement capital required to operate Blytheville for the remainder of its estimated useful life.

The restart is in response to higher urea selling prices and strong seasonal demand. TNCLP expects Blytheville's production to continue through at least April 30, 2004.

Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

Information contained in this release, other than historical information, may be considered forward-looking. Forward-looking information reflects management's current views of future events and financial performance that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include, but are not limited to, the following: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally nitrogen fertilizer selling prices and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in governmental regulations and other risks described in the "Factors That Affect Operating Performance" section of TNCLP's current annual report.

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Note: Terra Nitrogen Company, L.P. news announcements are also available on
Terra Industries' web site, www.terraindustries.com.